PETROLEUM METALLURGIC CORPORATION, C.A.

LICENSING AGREEMENT

THIS LICENSING AGREEMENT IS MADE EFFECTIVE MARCH 21, 2000 BY AND BETWEEN PETROLEUM METALLURGIC CORPORATION C.A. (PEMECO)

Registered in Carcas, Republica de Venezuela dated represented for this agreement by Dr. MARCELINO BARQUIN M-, Venezuelan, I.D. No. 928.916, with offices in Av. Orinoco, Edf. Lloyd's Urb. Las Mercedes, Caracas, 1060 Veneuela and

MAG WELL Inc., a Texas USA Corporation Represented for this agreement by Mr. WILLIAM DILLARD, with offices 122E Wisconsin Ediburg TX USA 78539.

  Mag-Well will agree to give PEMECO an exclusive manufacturing and sales agreement for all of Mexico and Latin America for an initial term of five years.

  Mag-Well will supply PEMECO total or partially completed units for 2 3/8 inch, 2 7/8 inch, and 3 1/2 inch Mag-Well full bore tubing MFC. PEMECO will finish manufacturing the MFC's (see enclosed diagram) This will consist of threading the rubbing with proper thread types to match the applications and easing the outside of the MFC according to Mag-Well specifications. It is estimated the cost to PEMECO will be between $ 3,000 - $5,000 per tool.

  Mag-Well will sell the unfurnished tool to PEMECO for 50% of Mag-Well's retail price (see enclosed diagram for prices). PEMECO will finish the Mag-Well tool in Venezuela and resale under the PEMECO label at PEMECO's retail price.

  Mag-Well will provide a full-time, on-site Petroleum Engineer, Hector Partidas, at Mag-Well's expense to help in all areas with engineering and application of the technology.

  Mag-Well agrees to support sales in Mexico and Latin America in the form of technical papers, oil shows, seminars, and work shops to expedite and endorse the distribution of Mag-Well products. Mag-Well agrees to make best efforts to help sell and distribution of Mag-Well products. Mag-Well agrees to make best efforts to help sell and distribute PEMECO pipe and tubing worldwide as part of a reciprocal agreement. Mag-Well also anticipates the expansion of this manufacturing agreement to include its industrial water treatment tools an diesel fuel equipment.

/s/WILLIAM W. DILLARD	/s/MARCELINO BARQUIN
Mag-Well, Inc.	PEMECO

PETROLEUM METALLURGIC CORPORATION, C.A.

IRREVOCABLE PURCHASE ORDER

NUMBER:	M-13-00
DATEDISSUED:	March 13, 2000
GOOD THRU:	1 year date of issue plus optional expense by PEMECO
OREDERED BY:	Dr. MARCELINO BARQUIN M. Consultant Director

TO:	MAG-WELL, Inc	MAG-WELL, Inc
	PO Box 5875	122 E Wisconsin
	Me Allen, TX USA	Edinburg TX USA
	78502	78539

TERMS:	50 days after confirmation of PEMECO for each partial order
SHIPPING:	FOB Edinburg TX

DELIVERY:	Minimum 20 Ea. per month, starting 50 days PEMECO confirmation order. mixed variety of items per month may be increased at PEMECO's Request.

ITEM	DESCRIPTION	QTY	UNIT P.	EXTENSION
ONE
1825 FB-2.04.6	MFC W/O Case & Threads	80 EA	$55,000.00	$4,400,000
TWO
1825 FE-2.5-8.4	MFC W/O Case & Threads	80 EA	$80,000.00	$4,800,000
THREE
1825 FB-3.0-01	MFC W/O Case & Threads	80 EA	$65,000.00	$5,200,000
FOUR
Packing	Plywood or steel container	240 ca	$300,000	$ 729,000
TOTAL FOB MAG-WELL INC, PLANT EDINBURG TEXAS USA				$14,472,000

/s/Dr. MARCELINO BARQUIN

Consultant Director